Exhibit 5.1

[McDonald Carano Wilson LLP Letterhead]

December 6, 2007
Procera Networks, Inc. 100C Cooper
Court Los Gatos, CA 95032

Re:            Registration Statement Form SB-2

Ladies and Gentlemen:

You have requested our opinion as to the matters set forth below in connection with the filing by Procera Networks, Inc., a Nevada corporation (the "Company") of a Registration Statement on Form SB-2 (Amendment 1)(the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of 17,069,050 shares of the Company's common stock, par value $0.001, issued pursuant to certain subscription agreements, the Company's 2003 Stock Option Plan, the Company's Amended 2004 Stock Option Plan, or certain restricted stock purchase agreements (the "Shares"), and for resale of 4,556,409 shares (the "Warrant Shares"), in the aggregate, issuable pursuant to the exercise of warrants (the "Warrants") for the purchase of the Company's common stock.

In connection with this opinion, we have examined the Registration Statement, a photocopy of your Articles of Incorporation, as amended, Bylaws, and the corporate actions of the Company that authorize or ratify the issuance of the Shares and the Warrants, and such other documents, records, certificates, and other instruments as we deem necessary as a basis for this opinion. As to certain matters of fact that are material to our opinion, we have relied upon the representations, warranties, and statements of fact of the Company contained the Registration Statement, including any Exhibits thereto, and on certain factual statements contained within a certificate of an officer of the Company issued to us in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to the original of all documents submitted to us as copies thereof; the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; receipt by the Company of the full amount of the consideration for which the board of directors of the Company authorized the issuance of the Shares; the due execution and delivery by all parties of Warrant Agreements with respect to the Warrants and compliance with the terms and provisions thereof; compliance with any applicable Stock Option Plan of the Company by the Company and the holder of any Shares acquired pursuant to such Plan; and that the Company has complied with all securities laws and regulations and "blue sky" laws applicable to the issuance of the Shares, The Warrant Shares, and the Warrants. Our opinions set forth below are limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable, and (ii) the Warrant Shares issued upon exercise of the applicable Warrants will be validly issued, fully paid, and nonassessable when issued and delivered by the Company upon exercise of the applicable Warrants and receipt by the Company of payment in full therefore in accordance with the terms of any applicable Warrant Agreement or other grant thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Sincerely,
/s/ McDonald Carano Wilson LLP